Exhibit 99.1

Electronic Arts Names Chris Suh as Chief Financial Officer

Microsoft’s Cloud + AI Group Finance Leader Brings More Than Two Decades of Global Finance Leadership in High-Growth Segments

REDWOOD CITY, Calif. – (BUSINESS WIRE) – Electronic Arts (NASDAQ: EA) today named Chris Suh the company’s new Chief Financial Officer, effective March 1. He will replace Blake Jorgensen, who previously announced he is stepping down after nearly a decade of financial leadership at Electronic Arts. Mr. Jorgensen will remain with the company until the summer to assist with the transition and special projects. Mr. Suh will report to Chairman and CEO Andrew Wilson as part of the company’s executive leadership team, and will be responsible for EA’s Accounting, Financial Planning and Analysis, Financial Reporting, Investor Relations, Global Audit, Payroll, SEC Reporting, Tax, and Treasury functions.

Mr. Suh joins Electronic Arts from Microsoft, where he currently serves as Corporate Vice President and Chief Financial Officer of the Cloud + AI group. In that capacity, he has overseen rapid growth and transformation in the Azure and Dynamics businesses to achieve significant scale and improved operational and financial rigor, while completing numerous successful acquisitions and strategic partnerships. He has more than 25 years of experience at Microsoft in a wide variety of senior roles, and has been a strategic leader in the company’s growth as a cloud-first business.

“Chris is an exceptionally qualified leader joining us as we accelerate and transform our business for a socially-connected, cloud-enabled future,” Mr. Wilson said. “I look forward to having Chris as a strategic partner, bringing his extensive experience driving scale and growth to help us achieve our goals. We’re thrilled to welcome him to our executive leadership team at Electronic Arts.”

“I’m incredibly energized to join a world leader in interactive entertainment at a time of such growth and transformation in the industry,” Mr. Suh said. “EA’s bold vision for the future – to connect hundreds of millions of players through social ecosystems with powerful IP at the center – is very compelling. I’m excited to help the company accelerate into this vision and its next phase of growth.”

Mr. Suh has served as Microsoft’s Chief Financial Officer of Cloud + AI since January 2018. Previously, he was General Manager, Investor Relations, from January 2013 to January 2018, where he was responsible for all aspects of shareholder and analyst relations. Prior to that, he served in a wide variety of finance leadership roles, including working with global sales teams and channel partners, FP&A and internal audit.

Before joining Microsoft, Mr. Suh spent four years at PricewaterhouseCoopers. He has a BA in Accounting and Finance from the University of Washington and an MBA from UW’s School of Business. He also serves on the Board of Directors and Audit Committee of Cardlytics.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2021, EA posted GAAP net revenue of $5.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™, Plants vs. Zombies™ and F1®. More information about EA is available at www.ea.com/news.

EA SPORTS, Battlefield, Need for Speed, Apex Legends, The Sims, Titanfall and Plants vs. Zombies are trademarks of Electronic Arts Inc. STAR WARS © & TM 2015 Lucasfilm Ltd. All rights reserved. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.

For additional information, please contact:

Chris Evenden	John Reseburg
Vice President, Investor Relations	Vice President, Global Communications
650-628-0255	650-628-3601
cevenden@ea.com	jreseburg@ea.com